AMENDMENT NO. 2 TO THE CONSULTING AGREEMENT AND MUTUAL GENERAL RELEASE

This AMENDMENT NO. 2 TO THE CONSULTING AGREEMENT AND MUTUAL GENERAL RELEASE (the “Amendment”) is entered into on December 28, 2013, by and between Global Eagle Entertainment Inc., a Delaware corporation (the “Company”), and Louis Bélanger-Martin, for himself and his heirs, successors and assigns (collectively, “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into a Consulting Agreement and Mutual General Release dated as of October 2, 2013, as amended on October 14, 2013 (the “Agreement”); and

WHEREAS, the Company and Executive desire to further amend the Agreement as provided in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties to this Amendment, intending to be legally bound, hereby agree as follows:

Section 1. Defined Terms. Capitalized terms used herein, unless otherwise defined herein, have the meanings ascribed to them in the Agreement.

Section 2. Amendment to Section 2(b). Section 2(b) of the Agreement is deleted in its entirety and replaced with the following text:

“INTENTIONALLY OMITTED”

Section 3. Amendment to Section 2(c). Section 2(c) of the Agreement is deleted in its entirety and replaced with the following text:

“(c) Executive shall receive a payment of (A) $2 million in cash and (B) 103,977 fully vested shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (the “Issued Shares”) to be paid by the Company within five (5) business days of December 28, 2013. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate number of shares of Common Stock that may be issued hereunder exceed 19.9% of either (a) the total number of shares of Common Stock outstanding on the date of the Agreement or (b) the total voting power of the Company’s securities outstanding on the date of the Agreement that are entitled to vote on matters voted on by holders of the Common Stock, unless and until the Company has obtained the approval of its stockholders as required by the applicable rules of The Nasdaq Stock Market for issuances of shares in excess of such amount; provided, however, that any such excess will be paid by the Company in cash. The Company will issue the Issued Shares under the Company’s 2013 Equity Incentive Plan. Until the date which is ninety (90) days after Executive is no longer a member of the Board or otherwise an affiliate of the Company, the Company shall make available adequate current public information with respect to the Company, as contemplated by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Executive agrees that the Issued Shares shall be subject to a lock-up that prohibits the sale of such shares for a period of one (1) year from the date of issuance. Such restriction on the sale of the Issued Shares shall be in addition to any and all other restrictions imposed on such sale by the Securities Act and the rules and regulations thereunder. The Company will prepare and file with the Securities and Exchange Commission the initial notice of issuance of the Issued Shares to Executive required by Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended, provided that all other forms required to be filed by Executive pursuant to Section 16 shall be the responsibility of Executive unless such forms are routinely prepared and filed by the Company on behalf of the Company’s officers and directors. In connection with the transactions contemplated by this Agreement, Executive has agreed to relinquish his right to options to purchase 400,000 shares of Common Stock of the Company issued to him on or about February 19, 2013 (the “February 2013 Options”). On Executive’s receipt of the compensation payable under this subsection (c), Executive shall expressly relinquish his right to options to purchase the remaining 350,000 shares of Common Stock underlying the February 2013 Options. In furtherance thereof, Executive acknowledges and agrees that (i) the foregoing payment is in exchange for the relinquishment of Executive’s February 2013 Options, (ii) any consulting fees paid by the Company to Executive were solely in respect of consulting services provided by Executive to the Company (and such services were performed in Canada for the benefit of the Company) and were not (A) for any past performance or employment obligations while Executive was Chief Executive Officer of AIA or (B) for AIA or any affiliated entity of AIA (other than the Company), (iii) the Company will take any and all actions it deems necessary or advisable in its sole discretion in order to comply with its requisite reporting obligations for U.S. or Canadian income tax purposes, (iv) Executive is required to timely report, file, remit and pay any taxes Executive owes (whether as an independent contractor, a member of the Board and/or otherwise) in respect of, related to, resulting from or arising out of any payments made by the Company to Executive hereunder or in connection with the consulting services provided by Executive to the Company and (v) Executive acknowledges that he is being paid gross amounts under this Agreement and for Executive’s consulting services, and that no taxes are being withheld, and that the Executive is therefore fully responsible for any such taxes owed by him in Canada, the United States, and or in Germany, as and if required by the laws of the respective countries, and that in no way will the Company assume such tax obligations and responsibilities resulting from or arising out of any payments made by the Company to Executive hereunder or in connection with the consulting services provided by Executive to the Company.”

Section 4. Effect of Amendment. Except as explicitly amended by the terms of this Amendment, the terms of the Agreement shall remain in effect and are unchanged by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC.

By:	/s/ David Davis

Name:	David Davis

Title:	Chief Financial Officer

EXECUTIVE:

/s/ Louis Bélanger-Martin
Name:	Louis Bélanger-Martin